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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
        of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                           Commission File No. 0-18437

                             Nabors Holding Company
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             (Exact name of registrant as specified in its charter)

                              515 West Greens Road
                              Houston, Texas 77067
                                 (281) 874-0035
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Common Stock, without par value, of Pool Energy Services Co.
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            (Title of each class of securities covered by this Form)

              8 5/8% Senior Subordinated Notes Due 2008, Series B
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [ ]         Rule 12h-3(b)(1)(ii)                [ ]
Rule 12g-4(a)(1)(ii)        [ ]         Rule 12h-3(b)(2)(i)                 [ ]
Rule 12g-4(a)(2)(i)         [ ]         Rule 12h-3(b)(2)(ii)                [ ]
Rule 12g-4(a)(2)(ii)        [ ]         Rule 15d-6                          [ ]
Rule 12h-3(b)(1)(i)         [X]

       Approximate number of holders of record as of the certification or notice date: Two

        Pursuant to the requirements of the Securities Exchange Act of 1934, Nabors Holding Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   December 16, 1999                   NABORS HOLDING COMPANY
                                            (successor by merger to
                                            Pool Energy Services Co.)


                                            By: /s/ Anthony G. Petrello
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                                            Anthony G. Petrello
                                            President